Exhibit 99(a)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001.

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]. For the transition period from __________________________ to __________________________

Commission file number 1-8198

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

HOUSEHOLD INTERNATIONAL, INC.
2700 Sanders Road
Prospect Heights, Illinois 60070

Financial Statements and Exhibits

* KPMG LLP acted as the independent public accountants for the Plan for the year ended December 31, 2001. Arthur Andersen LLP was the independent public accountants for the Plan for the year ended December 31, 2000. The Plan is not able to obtain the written consent of Arthur Andersen LLP for the refiling of these financial statements with this Form 11-K due to the loss of key personnel from Arthur Andersen LLP. In addition, Arthur Andersen LLP has been found guilty on obstruction of justice charges filed by the US Department of Justice in connection with their role as auditors for Enron Corp. Although the Plan is not aware of any material financial issues relating to the financial statements of the Plan audited by Arthur Andersen LLP, the foregoing actions may limit the ability of participants in the Plan to be able to recover any losses or damages that result from claims asserted against Arthur Andersen LLP as the Plan's independent public accountant.

SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Administration and Investment Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

Household International Tax Reduction Investment Plan

Date: June 25, 2002	By: /s/ David A. Schoenholz David A. Schoenholz Vice Chairman- Chief Financial Officer

Independent Auditors' Report

The Administrative and Investment Committee of the
Household International Tax Reduction Investment Plan:

We have audited the accompanying statement of net assets available for plan benefits of the Household International Tax Reduction Investment Plan as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements as of and for the year ended December 31, 2000 were audited by other auditors whose report thereon dated June 26, 2001 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Household International Tax Reduction Investment Plan as of December 31, 2001, and the changes in net assets available for plan benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held as of December 31, 2001, reportable transactions for the year ended December 31, 2001, and non-exempt transactions for the year ended December 31, 2001 are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employer Retirement Security Act of 1974. These supplemental schedules are the responsibility of the Plan Administrator. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/   KPMG, LLP
Chicago, Illinois
June 19, 2002

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
In thousands.
---------------------------------------------------------------------------
December 31                                           2001           2000
---------------------------------------------------------------------------
ASSETS
Total investments                              $ 921,374.3    $ 866,380.6
---------------------------------------------------------------------------
Receivables:
     Contributions:
         Employer                                  2,070.8        1,880.9
         Participant                               2,607.6        2,371.3
     Accrued dividends and interest                   87.6           67.5
---------------------------------------------------------------------------
Total receivables                                  4,766.0        4,319.7
---------------------------------------------------------------------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS         $ 926,140.3    $ 870,700.3
===========================================================================
The accompanying notes are an integral part of these financial statements.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

In thousands.
----------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                      2001            2000
----------------------------------------------------------------------------------
ADDITIONS:
  Contributions:
      Employer matching                             $   51,090.5     $  43,803.4
      Participant                                       66,289.5        56,488.2
----------------------------------------------------------------------------------
        Total Contributions                            117,380.0       100,291.6
----------------------------------------------------------------------------------
  Net investment income:
    Interest income from investments                     3,281.4         2,922.5
    Interest income from loans                           2,517.8         1,875.4
    Dividend income from Household
       International, Inc. common stock                  7,536.5         5,087.8
    Other dividend income                                7,863.0        18,538.7
    Net realized gains on investments                    4,916.1        15,351.2
    Net change in unrealized (depreciation)/
      appreciation of investments                       (2,013.6)      145,276.1
----------------------------------------------------------------------------------
        Net investment income                           24,101.2       189,051.7
----------------------------------------------------------------------------------
  Assets transferred in                                      -           7,889.9
----------------------------------------------------------------------------------
Total additions                                        141,481.2       297,233.2
----------------------------------------------------------------------------------

DEDUCTIONS:
  Participant withdrawals and distributions             86,041.2        92,731.6
----------------------------------------------------------------------------------

Net increase in assets                                  55,440.0       204,501.6
----------------------------------------------------------------------------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS
     AT BEGINNING OF YEAR                              870,700.3       666,198.7
----------------------------------------------------------------------------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS
     AT END OF YEAR                                 $ 926,140.3      $ 870,700.3
==================================================================================
The accompanying notes are an integral part of these financial statements.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2001 and 2000

1. GENERAL DESCRIPTION OF THE PLAN

The Household International Tax Reduction Investment Plan (the “Plan”) is a defined contribution plan for eligible employees of Household International, Inc. and its subsidiaries (“Household”). Participants should refer to the summary document for a more complete description of the Plan’s provisions.

Employees are eligible to participate in the Plan after one year of service if they are at least 21 years old, or after 3 years of service if younger. Employees may contribute up to 15% of their total compensation to the Plan each year. Contributions by highly compensated employees (as defined by law) may be limited to comply with non-discrimination standards. Employees may elect to make contributions on a pre-tax or after-tax basis. Pre-tax contributions are taken out of an employee’s pay before taxes are deducted. After-tax contributions are taken out of an employee’s pay after it is taxed. Each participant’s contribution is matched by employer contributions at a rate of 3% of compensation for a participant contribution of 1% and at a one for one match on additional contributions up to 4% of compensation. In total, a participant who makes a contribution of 4% of his compensation will receive an employer matching contribution of 6% of his compensation. Employer matching contributions are made in Household International, Inc. common stock and are fully vested on the matching date. If certain conditions are satisfied, a participant’s after-tax contributions may be withdrawn at any time whereas pre-tax contributions and employer matching contributions made on or after January 1, 1999 may not be withdrawn except for an immediate financial hardship, termination of employment or attainment of age 59 1/2. Employer matching contributions made prior to 1999 may be withdrawn after five years of plan participation. If the participant is under age 59 1/2, the withdrawal is subject to a 10% penalty. Prior to July 1, 2001, amounts were distributed as a single sum distribution or as an annuity. For payments commencing on or after July 1, 2001, distributions may be made as a single sum distribution only.

On August 31, 1999, Household acquired Decision One Mortgage Company, LLC (“D1”), a mortgage finance company. In January 2000, the D1 401(k) Plan was merged into the Plan. On February 7, 2000, Household acquired Renaissance Holdings, Inc, (“Renaissance”), a privately held issuer of credit cards to non-prime customers. In November 2000, the Renaissance 401(k) Plan was also merged into the Plan.

Effective February 28, 2002, Household merged the Household International Tax Credit Stock Ownership Plan, a former Household defined contribution plan with approximately $69,000 of assets, into the Plan.

Participants may elect to invest their employee contributions in various funds. At December 31, 2001, the funds available were the Household International, Inc. Common Stock Fund; Vanguard Retirement Savings Trust; Vanguard Windsor II Fund; Vanguard Primecap Fund; Vanguard International Growth Fund; Vanguard Intermediate Term Bond Index Fund; Vanguard Wellington Fund; Vanguard Growth and Income Fund; Vanguard Extended Market Index Fund; and Vanguard Federal Money Market Fund-Federal Portfolio.

Loans to participants are available under the Plan. A $40 loan fee is deducted from the amount borrowed when the loan is made. Each loan must be for an amount not less than $500 ($2,000 for residential loans) up to a maximum equal to the lesser of $50,000 or 50 percent of the participant's account balance. No more than two non-residential loans and one loan for the construction or acquisition of a principal residence may be outstanding at any time. Loans are secured by the participant’s account balance. Loans must be repaid within five years except that, at the Administrative and Investment Committee’s (“Committee”) discretion, loans for the construction or acquisition of a participant’s principal residence may be made for a term of up to 25 years. However, all loans become due upon severance of the participant’s employment. The Committee will determine the interest rate to be charged on each loan. Prepayment of a loan in full is allowed at any time without penalty.

The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). The Vanguard Fiduciary Trust Company and the Vanguard Group of Investment Companies are the trustee and record keeper of the Plan, respectively. Household paid approximately $470,000 and $422,000 in 2001 and 2000, respectively, of the expenses related to the administration of the Plan. Expenses related to the administration of the Household International, Inc. Common Stock Fund (Fund A) were netted from the investment income allocable to Plan participants. In 2001 and 2000, $374,526 and $352,336, respectively, were netted from Fund A investment income.

Household reserves the right to amend, suspend or terminate the Plan at any time and to discontinue or modify its contributions at any time.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Committee to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Accounting

The Plan is accounted for on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. Certain prior year amounts have been reclassified to conform with the current year’s presentation.

Investments

Short-term investments are carried at cost, which approximates fair value. All other investments (except the Vanguard Retirement Savings Trust; see Note 3) are carried at fair value, determined by quoted market prices.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net realized gain (loss) is the difference between the selling price of an investment and the average cost of that investment. This average is based on revalued cost. Under this method, the cost of a security is equal to its market value at the beginning of the plan year or its acquisition cost if acquired during the plan year.

Unrealized appreciation (depreciation) of investments is the difference between the market value of an investment at the end of the plan year and the market value of the same investment at the beginning of the plan year or at its acquisition date if acquired during the plan year.

Payment of Benefits

Benefits are recorded in the financial statements when paid.

3. COMMON COLLECTIVE TRUST

The Vanguard Retirement Savings Trust (Fund B) is a tax-exempt collective trust invested primarily in investment contracts and similar fixed-principal investments.

The investment contracts held by the Plan are benefit-responsive and are carried at contract value which represents contributions made under the contracts, plus interest at contract rates, less withdrawals and administrative expenses. The contract value approximates the fair value of the contracts. The average yield for Fund B was 5.92% and 6.24% for 2001 and 2000, respectively. The crediting rate was 5.92% and 6.24% at December 31, 2001 and 2000, respectively. Fund B operates in a manner similar to a mutual fund, where the investments of the Fund are in various investment contracts whose mix can change daily. Fund B has no minimum crediting interest rate. No valuation reserves were considered necessary on the Fund at December 31, 2001 or 2000.

4. RECONCILIATION TO FORM 5500

The following is a reconciliation of net assets available for plan benefits per the financial statements at December 31, 2001 and 2000 to Form 5500:

    In thousands.                                              2001               2000
--------------------------------------------------------------------------------------
    Net assets available for plan benefits per
       the financial statements                          $926,140.3         $870,700.3
    Amounts allocated to withdrawing participants         (12,234.1)         (17,724.3)
                                                      -------------    ---------------
    Net assets available for plan benefits per the
       Form 5500                                         $913,906.2         $852,976.0
                                                      ==============   ===============
The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2001, to Form 5500:
    Benefits paid to participants per the
       financial statements                                   $86,041.2
    Add:  Amounts allocated to withdrawing participants
       at December 31, 2001                                    12,234.1
    Less:  Amounts allocated to withdrawing
        participants at December 31, 2000                     (17,724.3)
                                                            -----------
    Benefits paid to participants per Form 5500               $80,551.0
                                                            ===========

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2001, but not yet paid as of that date.

5. TAX STATUS OF THE PLAN

The Plan operates as a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). The Plan is also intended to be an employee stock ownership plan that meets the applicable requirements of Section 409 and 4975(e)(7) of the Code. Qualification of the Plan means that a participant will not be subject to federal income taxes on pre-tax contributions and employer matching contributions, or on earnings or appreciation on all account balances held in the Plan, until such amounts either are withdrawn by or distributed to the participant or are distributed to the participant’s beneficiary in the event of the participant’s death. Household has received a favorable determination letter dated May 22, 2000 from the Internal Revenue Service that the Plan is qualified under the Code. The Plan has been amended since the determination letter request date. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. A request for an updated favorable determination letter was filed with the Internal Revenue Service on February 28, 2002.

6. INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan's net assets.
                                                              December 31,
In thousands.                                          2001                2000
--------------------------------------------------------------------------------
Household International, Inc.
     Common Stock Fund*                          $565,864.9         $ 528,891.0
Vanguard Retirement Savings Trust                  56,083.9            49,019.3
Vanguard Windsor II Fund                           56,810.7            55,312.6
Vanguard Primecap Fund                             68,276.5            75,471.6
* Participant and Nonparticipant-directed

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

                                         Year Ended December 31
In thousands.                            2001              2000
------------------------------------------------------------------
Common stock                      $ 28,426.5       $ 173,763.4
Mutual funds                       (25,524.0)        (13,136.1)
                                 ------------     -------------
                                  $  2,902.5       $ 160,627.3
                                 ============     =============

7. NONPARTICIPANT-DIRECTED INVESTMENTS

Total net assets relating to the nonparticipant-directed investments were $442,436.0 and $404,032.2 in 2001 and 2000, respectively. The nonparticipant-directed contributions were invested in Household International, Inc. common stock for 2001 and 2000.

The changes in net assets available for nonparticipant-directed investments is as follows:
                                                                Year Ended December 31
In thousands.                                                     2001            2000
-------------                                              ---------------------------
ADDITIONS TO NONPARTICIPANT-DIRECTED INVESTMENTS
 Contributions:
    Employer matching                                       $ 51,090.5     $  43,803.5
 Net investment income:
   Interest income from investments                              159.0           150.0
   Dividend income                                             7,536.5         5,087.8
   Net realized gains on investments                           6,725.7        12,656.7
   Net change in unrealized appreciation
      of investments                                          16,273.0       126,830.2
                                                            ----------     -----------
       Total net investment income                            30,694.2       144,724.7
                                                            ----------     -----------
 Total additions to nonparticipant-directed investments       81,784.7       188,528.2
                                                            ----------     -----------
DEDUCTIONS FROM NONPARTICIPANT-DIRECTED INVESTMENTS
   Participant withdrawals and distributions                  43,380.9        39,270.4
                                                            ----------     -----------
Increase in nonparticipant-directed investments             $ 38,403.8     $ 149,257.8
                                                            ==========     ===========

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
Schedule H - Line 4i - Schedule of Assets Held (As of December 31, 2001)
In thousands.
-------------------------------------------------------------------------------------------
IDENTITY OF ISSUER,
BORROWER, LESSOR, OR        DESCRIPTION OF                                          MARKET
SIMILAR PARTY               INVESTMENT                              COST(A)          VALUE
-------------------------------------------------------------------------------------------

The Vanguard Group of       Household International, Inc.
Investment Companies*       Common Stock Fund                  $294,710.4      $565,864.9

The Vanguard Group of       Retirement Savings
Investment Companies*       Trust                                                56,083.9

The Vanguard Group of
Investment Companies*       Windsor II Fund                                      56,810.7

The Vanguard Group of
Investment Companies*       Wellington Fund                                      40,807.1

The Vanguard Group of
Investment Companies*       Growth and Income Fund                               42,525.5

The Vanguard Group of
Investment Companies*       Extended Market Index Fund                           15,412.5

The Vanguard Group of       Federal Money Market Fund -
Investment Companies*       Federal Portfolio                                    24,962.2

The Vanguard Group of
Investment Companies*       Primecap Fund                                        68,276.5

The Vanguard Group of       International Growth
Investment Companies*       Fund                                                 10,083.6

The Vanguard Group of       Intermediate Term Bond
Investment Companies*       Index Fund                                            7,089.2

Loans to Participants       Loans to Participants
                              (Rates ranging from
                               5.5% to 13.0%)                                    33,458.2
                                                                               ----------
Total Assets Held for Investment Purposes.                                     $921,374.3
                                                                               ==========

* Party-in-Interest
(A) Cost information omitted for investments that are fully participant directed.

See accompanying independent auditors' report

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
Schedule H - Line 4j - Schedule of Reportable Transactions (For the Year Ended December 31, 2001)

In thousands.
-----------------------------------------------------------------------------------------------
 a.                        b.                               c.           d.          g.
 IDENTITY OF PARTY                                  PURCHASE     SELLING     COST OF
 INVOLVED                  DESCRIPTION OF ASSETS         PRICE        PRICE       ASSET
-----------------------------------------------------------------------------------------------

The Vanguard Group of      Household International Inc.
Investment Companies*      Stock Fund
                               $108,652.4 increase          $108,652.4              $108,652.4
                               $100,105.0 decrease                      $100,105.0  $ 91,792.0

===============================================================================================

In thousands.
-----------------------------------------------------------------------------------------------
 a.                        b.                                 h.            i.
                                                              MARKET VALUE
                                                              OF ASSETS AT
                                                              DATE OF
                                                              PURCHASE
 IDENTITY OF PARTY                                            OR            NET
 INVOLVED                  DESCRIPTION OF ASSETS              SALE          GAIN/(LOSS)
----------------------------------------------------------------------------------------

The Vanguard Group of      Household International Inc.
Investment Companies*      Stock Fund
                               $108,652.4 increase            $108,652.4
                               $100,105.0 decrease            $100,105.0    $8,313.0

=========================================================================================

Notes:

A.	For purposes of this schedule, a reportable transaction is a transaction or series of transactions of the same issue or with the same person which, in the aggregate, involve an amount in excess of 5% of the market value of Plan assets at the beginning of the year for nonparticipant-directed funds.
B.	Disclosures of "LEASE RENTAL" as required by column e. and "EXPENSES INCURRED WITH TRANSACTIONS" as required by column f. have been omitted as the answer thereto would be "None".

* Party-in-Interest

See accompanying independent auditors' report

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
Schedule H - Line 4a - Schedule of Nonexempt Transactions (For the Year Ended December 31, 2001)

Identity of Party Involved	Description of Transaction	Amount of Interest on Loan
Renaissance Credit Services, Inc.	Deemed loan* to Renaissance dated February 19, 1999, accruing interest at various rates	$281
Renaissance Credit Services, Inc.	Deemed loan* to Renaissance dated March 19, 1999, accruing interest at various rates	56
Renaissance Credit Services, Inc.	Deemed loan* to Renaissance dated August 20, 1999, accruing interest at various rates	47
Renaissance Credit Services, Inc.	Deemed loan* to Renaissance dated January 24, 1999, accruing interest at various rates	1
Renaissance Credit Services, Inc.	Deemed loan* to Renaissance dated February 22, 1999, accruing interest at various rates	1

*To the extent that a contribution to the Renaissance 401(k) plan was made late, it was deemed to be a loan to the employer.

See accompanying independent auditors' report